                                               AMENDED AND RESTATED
                                               SUBADVISORY AGREEMENT

     THIS  AGREEMENT is made by and between  OppenheimerFunds,  Inc., a Colorado corporation  (the  "Adviser"),  and Oppenheimer  Capital LLC, a Delaware limited liability company (the "Subadviser"), as of the date set forth below.

                                                     RECITALS

     WHEREAS,  Oppenheimer  Quest For Value Funds (the  "Company") is registered under the  Investment  Company Act of 1940,  as amended (the "1940 Act"),  as an open-end, management investment company having one or more series;

     WHEREAS,  the Adviser is registered  under the  Investment  Advisers Act of
1940, as amended (the "Adviser  Act"),  as an investment  adviser and engages in the business of acting as an investment adviser;

     WHEREAS,  the  Subadviser  is  registered  under  the  Advisers  Act  as an investment  adviser  and  engages  in the  business  of acting as an  investment adviser;

     WHEREAS,  the  Company's  Declaration  of  Trust  authorizes  the  Board of
Trustees of the Company to classify or reclassify authorized but unissued shares of  the  Company  into  series  of  shares  representing  interests  in  various investment portfolios;

     WHEREAS,   pursuant  to  such   authority,   the  Company  has  established
Oppenheimer Quest Balanced Fund (the "Fund") as a series;

     WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Company (the "Investment Advisory Agreement"), pursuant to which the Adviser acts as investment adviser with respect to the Fund; and

     WHEREAS,  pursuant to Paragraph 2 of the Investment Advisory Agreement, the
Adviser retained the Subadviser's  subsidiary,  OpCap Advisors LLC, for purposes of rendering  investment advisory services to the Adviser in connection with the
Fund pursuant to a Subadvisory  Agreement dated as of March 10, 2000, (the "2000
Subadvisory  Agreement"),  and the  Subadviser has assumed all  obligations  and responsibilities  of OpCap Advisors in a transaction  consistent  with Rule 2a-6 under the 1940 Act, and the Adviser  wishes to continue to retain the Subadviser for such purposes  pursuant to this Amended and Restated  Subadvisory  Agreement
(the "Agreement") upon the terms and conditions herein set forth;

     NOW THEREFORE,  in  consideration  of the mutual covenants herein contained and other  good and  valuable  consideration,  the  receipt  of which are hereby acknowledged,  the  parties  hereto  amend  and  restate  the  2000  Subadvisory
Agreement as follows:

I.       Appointment and Obligations of the Adviser.

     The Adviser hereby  appoints the Subadviser to render,  to the Adviser with respect to the Fund,  investment  research  and  advisory  services as set forth below in Section  II,  under the  supervision  of the Adviser and subject to the approval and direction of the Company's Board of Trustees (the "Board"), and the
Subadviser  hereby  accepts  such  appointment,  all  subject  to the  terms and conditions  contained herein.  The Subadviser shall, for all purposes herein, be deemed an independent  contractor and shall not have, unless otherwise expressly provided or authorized, any authority to act for or represent the Company or the
Fund in any way or otherwise to serve as or be deemed an agent of the Company or the Fund.

II.      Duties of the Subadviser and the Adviser.

         A.  Duties of the Subadviser.

     The Subadviser shall regularly  provide  investment  advice with respect to the  Fund and  shall,  subject  to the  terms  of this  Agreement,  continuously supervise the investment and reinvestment of cash, securities and instruments or other property  comprising  the assets of the Fund, and in furtherance  thereof, the Subadviser's duties shall include:

     1.  Obtaining  and  evaluating  pertinent   information  about  significant
developments and economic,  statistical and financial data, domestic, foreign or otherwise,  whether  affecting  the economy  generally or the Fund,  and whether concerning the individual  issuers whose  securities are included in the Fund or the activities in which such issuers engage, or with respect to securities which the  Subadviser  considers  desirable  for  inclusion  in the Fund's  investment portfolio;

     2. Determining  which  securities shall be purchased,  sold or exchanged by the  Fund or  otherwise  represented  in the  Fund's  investment  portfolio  and regularly  reporting  thereon to the Adviser and, at the request of the Adviser, to the Board;

     3. Formulating and implementing  continuing  programs for the purchases and sales of the securities of such issuers and regularly  reporting  thereon to the
Adviser and, at the request of the Adviser, to the Board; and

     4. Taking, on behalf of the Fund, all actions that appear to the Subadviser necessary to carry into effect such investment program, including the placing of purchase and sale orders, and making appropriate  reports thereon to the Adviser and the Board.

         B.       Duties of the Adviser.

     The Adviser shall retain responsibility for, among other things,  providing the following advice and services with respect to the Fund:

     1. Without  limiting the  obligation of the  Subadviser  to so comply,  the
Adviser shall monitor the  investment  program  maintained by the Subadviser for the Fund to ensure that the Fund's assets are invested in  compliance  with this
Agreement  and the Fund's  Registration  Statement,  as currently in effect from time to time; and

     2. The Adviser shall oversee matters relating to Fund promotion, including, but not limited to,  marketing  materials  and the  Subadviser's  reports to the
Board.

III.       Representations, Warranties and Covenants.

     A. Representations, Warranties and Covenants of the Subadviser.

     1. Organization.  The Subadviser is now, and will continue to be, a limited liability  company  duly  formed  and  validly  existing  under  the laws of its jurisdiction  of formation,  fully  authorized to enter into this  Agreement and carry out its duties and obligations hereunder.

     2. Registration. The Subadviser is registered as an investment adviser with the Securities and Exchange  Commission  (the "SEC") under the Advisers Act, and is  registered  or  licensed  as an  investment  adviser  under  the laws of all jurisdictions  in which its activities  require to be so registered or licensed, except  where the  failure to be so licensed  would not have a material  adverse effect on the  Subadviser.  The Subadviser  shall maintain such  registration or license in effect at all times during the term of this Agreement.

     3. Best  Efforts.  The  Subadviser  at all  times  shall  provide  its best judgment and effort to the Adviser and the Fund in carrying out its  obligations hereunder.

     4. Other Covenants. The Subadviser further agrees that:

     a. it will use the same skill and care in  providing  such  services  as it uses in  providing  services  to other  accounts  for  which  it has  investment management responsibilities;

     b. it will not make  loans to any  person to  purchase  or carry  shares of beneficial interest in the Fund or make loans to the Fund;

     c. it will  report  regularly  to the Fund and to the Adviser and will make appropriate persons available for the purpose of reviewing with  representatives of the Adviser on a regular basis the management of the Fund, including, without limitation,  review of the general  investment  strategy  of the Fund,  economic considerations and general conditions affecting the marketplace;

     d. as required by applicable laws and  regulations,  it will maintain books and  records  with  respect to the Fund's  securities  transactions  and it will furnish to the Adviser and to the Board such periodic and special reports as the
Adviser or the Board may reasonably request;

     e. it will treat confidentially and as proprietary  information of the Fund all records and other information relative to the Fund, and will not use records and information for any purpose other than  performance of its  responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund or when so requested by the Fund or required by law or regulation;

     f. it will, on a continuing  basis and at its own expense,  (1) provide the distributor of the Fund (the  "Distributor") with assistance in the distribution and marketing of the Fund in such amount and form as the Adviser may  reasonably request from time to time,  and (2) use its best efforts to cause the  portfolio manager  or other  person who  manages  or is  responsible  for  overseeing  the management  of  the  Fund's  portfolio  (the  "Portfolio  Manager")  to  provide marketing and  distribution  assistance to the Distributor,  including,  without limitation,  conference  calls,  meetings  and road  trips,  provided  that each
Portfolio  Manager  shall not be  required to devote more than 10% of his or her time to such marketing and distribution activities;

     g. it will use its  reasonable  best  efforts (i) to retain the services of the Portfolio  Manager who manages the portfolio of the Fund,  from time to time and (ii) to promptly  obtain the services of a Portfolio  Manager  acceptable to the Adviser if the services of the Portfolio  Manager are no longer available to the Subadviser;

     h. it will,  from time to time,  assure  that  each  Portfolio  Manager  is acceptable to the Adviser;

     i. it will obtain the written  approval of the Adviser prior to designating a new Portfolio Manager; provided, however, that, if the services of a Portfolio
Manager are no longer  available to the Subadviser due to  circumstances  beyond the reasonable control of the Subadviser (e.g., voluntary resignation,  death or disability),  the Subadviser may designate an interim  Portfolio Manager who (a)
shall be  reasonably  acceptable  to the  Adviser and (b) shall  function  for a reasonable  period  of  time  until  the  Subadviser  designates  an  acceptable permanent replacement as set forth in Section XIII D 4; and

     j. it will promptly notify the Adviser of any impending change in Portfolio
Manager,  portfolio  management  or any other  material  matter that may require disclosure to the Board, shareholders of the Fund or dealers.

B.       Representations, Warranties and Covenants of the Adviser.

     1.  Organization.  The  Adviser  is now,  and  will  continue  to be,  duly organized  and in good  standing  under the laws of its state of  incorporation, fully  authorized  to enter  into this  Agreement  and carry out its  duties and obligations hereunder.

     2.  Registration.  The Adviser is registered as an investment  adviser with the SEC under the Advisers  Act, and is  registered or licensed as an investment adviser under the laws of all  jurisdictions in which its activities  require it to be so registered or licensed. The Adviser shall maintain such registration or license in effect at all times during the term of this Agreement.

     3. Best  Efforts.  The Adviser at all times shall provide its best judgment and effort to the Fund in carrying out its obligations hereunder.

IV.      Compliance with Applicable Requirements.

     In carrying out its obligations under this Agreement,  the Subadviser shall at all times conform to:

     A. all applicable  provisions of the 1940 Act and any rules and regulations adopted thereunder;

     B. the provisions of the registration statement of the Company, as the same may be amended from time to time,  under the Securities Act of 1933, as amended, and the 1940 Act;

     C. the provisions of the Company's  Declaration of Trust or other governing document, as amended from time to time;

     D. the  provisions  of the By-laws of the Company,  as amended from time to time;

     E. any other applicable provisions of state or federal law; and

     F.   guidelines,   investment   restrictions,   policies,   procedures   or
instructions adopted or issued by the Company, the Fund or the Adviser from time to time.

     The  Adviser  shall  promptly  notify  the  Subadviser  of any  changes  or amendments  to the  provisions  of B., C., D. and F. above when such  changes or amendments relate to the obligations of the Subadviser.

V. Control by the Board.

     Any  investment  program  undertaken  by the  Subadviser  pursuant  to this
Agreement,  as well as any other  activities  undertaken by the Subadviser  with respect  to the Fund,  shall at all times be subject  to any  directives  of the
Adviser and the Board.

VI.      Books and Records.

     The  Subadviser  agrees that all records which it maintains for the Fund on behalf  of the  Adviser  are the  property  of the Fund and  further  agrees  to surrender  promptly  to the  Fund or to the  Adviser  any of such  records  upon request. The Subadviser further agrees to preserve for the periods prescribed by applicable  laws, rules and regulations all records required to be maintained by the Subadviser on behalf of the Adviser under such  applicable  laws,  rules and regulations,  or such longer period as the Adviser may  reasonably  request from time to time.

VII.     Broker-Dealer Relationships.

A.       Portfolio Trades.

     The  Subadviser,  at its own  expense,  and to the extent  appropriate,  in consultation with the Adviser,  shall place all orders for the purchase and sale of portfolio  securities  for the Fund with  brokers or dealers  selected by the
Subadviser,  which may include,  to the extent  permitted by the Adviser and the
Fund,  brokers or dealers  affiliated with the Subadviser.  The Subadviser shall use its best efforts to seek to execute  portfolio  transactions  at prices that are  advantageous  to the Fund and at  commission  rates that are  reasonable in relation to the benefits received.

B.       Selection of Broker-Dealers.

     With respect to the execution of particular  transactions,  the  Subadviser may, to the extent  permitted  by the Adviser  and the Fund,  select  brokers or dealers who also provide  brokerage  and  research  services (as those terms are defined in Section 28(e) of the Securities  Exchange Act of 1934, as amended) to the Fund and/or the other  accounts over which the  Subadviser or its affiliates exercise investment discretion.  The Subadviser is authorized to pay a broker or dealer who  provides  such  brokerage  and research  services a  commission  for executing a portfolio  transaction  for the Fund that is in excess of the amount of commission  another  broker or dealer would have charged for  effecting  that transaction  if the  Subadviser  determines  in good faith  that such  amount of commission  is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.  This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Subadviser and its affiliates  have with respect to accounts over which they exercise  investment  discretion.  The Adviser,  Subadviser  and the Board shall periodically  review the commissions paid by the Fund to determine,  among other things,  if the  commissions  paid  over  representative  periods  of time  were reasonable in relation to the benefits received.

C.       Soft Dollar Arrangements.

     The Subadviser may enter into "soft dollar" arrangements through the agency of third parties on behalf of the Adviser. Soft dollar arrangements for services may be entered into in order to  facilitate an  improvement  in  performance  in respect of the  Subadvisers's  service to the Adviser  with respect to the Fund.
The Subadviser makes no direct payments but instead undertakes to place business with  broker-dealers  who in turn pay third parties who provide these  services.
Soft dollar  transactions  will be conducted on an arm's length  basis,  and the
Subadviser  will  secure  best  execution  for  the  Adviser.  Any  arrangements involving soft dollar and/or brokerage  services shall be effected in compliance with Section 28(e) of the Securities  Exchange Act of 1934, as amended,  and the policies  that the  Adviser  and the  Board may  adopt  from  time to time.  The
Subadviser agrees to provide reports to the Adviser as necessary for purposes of providing information on these arrangements to the Board.

VIII.    Compensation.

     A.  Amount  of  Compensation.  The  Adviser  shall pay the  Subadviser,  as compensation for services  rendered  hereunder,  from its own assets,  an annual fee, payable monthly, and calculated as follows:

     1. During the period from January 1, 2005,  through  December 31, 2005, the
Adviser will pay the  Subadviser a fee that is 30% of the advisory fee collected by the Adviser from the Fund, based on the net assets of the Fund, calculated at the rates set forth in the investment  advisory  agreement  between Fund and the
Adviser (the  "Balanced  Fund Advisory  Agreement") as a result of the action by the Board in renewing the Balanced  Fund  Advisory  Agreement in December  2004;
provided,  however,  that such fee shall be adjusted in arrears on December  31,
2005,  as  follows  if the  effective  annual  fee  rate of the fee  paid to the
Subadviser  during that one-year period is less than the effective fee rate that would have been paid to the  Subadviser  based on the fee rates in effect (after taking  breakpoints  into account)  under the Balanced  Fund Advisory  Agreement during 2004: (A) if the difference  between the effective annual fee rate to the
Adviser during 2005 and what the effective  annual fee rate to the Adviser would have been under the 2004  advisory fee  schedule is 0.05% of average  annual net assets or less, the Adviser will pay the  Subadviser a lump sum payment  (within
20 days after such annual  period) equal to the amount  obtained by  multiplying
30% of such difference  (expressed as basis points) times the average annual net assets of the Fund  during that  period;  or (B) if the  difference  between the effective  annual fee rate to the Adviser during 2005 and what the effective fee rate to the Adviser would have been under the 2004 advisory fee schedule is more than 0.05% of average  annual net assets,  the Adviser will pay the Subadviser a lump sum payment  (within 20 days after such annual  period) equal to the amount obtained by  multiplying  0.015% times the average annual net assets of the Fund during the period.

     2. In 2006,  2007 and 2008,  the Adviser will pay the Subadviser a fee that shall be 30% of the advisory fee  collected by the Adviser from the Fund in each such  year  based  on the  total  net  assets  of the  Fund in each  such  year, calculated at the rates set forth in the Balanced  Fund  Advisory  Agreement for the year 2005 as a result of the action by the Board in  renewing  the  Balanced
Fund Advisory  Agreement in December 2004,  subject to the proviso in subsection
XIII. C., below, calculated after any waivers, voluntary or otherwise.

     B.  Calculation of Compensation.  Except as herein set forth,  compensation under this  Agreement  shall be calculated  and accrued on the same basis as the advisory  fee  paid  to the  Adviser  by the  Fund.  If this  Agreement  becomes effective  subsequent to the first day of a month or shall terminate  before the last day of a month,  compensation  for that part of the month this Agreement is in effect shall be prorated in a manner  consistent  with the calculation of the fees set forth above.

     C. Payment of  Compensation.  Subject to the provisions of this  paragraph, payment of the  Subadviser's  compensation for the preceding month shall be made within 15 days after the end of the preceding month.

     D.  Reorganization  of the Fund.  If the Fund is  reorganized  with another investment  company  for which the  Subadviser  does not serve as an  investment adviser or subadviser, and the Fund is the surviving entity, the subadvisory fee payable  under this section  shall be adjusted in an  appropriate  manner as the parties may agree.

IX.      Allocation of Expenses.

     The  Subadviser  shall pay the expenses  incurred in providing  services in connection  with this  Agreement,  including,  but not limited to, the salaries, employment benefits and other related costs of those of its personnel engaged in
providing   investment  advice  to  the  Fund  hereunder,   including,   without
limitation,  office  space,  office  equipment,  telephone and postage costs and other expenses. In the event of an "assignment" of this Agreement, other than an assignment resulting solely by action of the Adviser or a affiliate thereof, the
Subadviser  shall be responsible for payment of all costs and expenses  incurred by the Adviser and the Fund  relating  thereto,  including,  but not limited to, reasonable  legal,  accounting,  printing and mailing costs related to obtaining approval of Fund shareholders.

X.       Non-Exclusivity.

     The services of the Subadviser with respect to the Company and the Fund are not to be deemed to be  exclusive,  and the  Subadviser  shall be free to render investment  advisory and  administrative  or other services to others (including other investment  companies) and to engage in other  activities,  subject to the non-competition  provisions of a certain "Relationship  Restructuring Agreement"
dated as of  December  3, 2004,  among the  Adviser,  OpCap  Advisors  LLC,  the
Subadviser  and OCC  Distributors  LLC (the  "Restructuring  Agreement").  It is
understood  and agreed that officers or directors of the Subadviser may serve as officers or directors of the Adviser or the Fund;  that officers or directors of the Adviser or the Company may serve as officers or directors of the  Subadviser to the extent  permitted  by law;  and that the  officers  and  directors of the
Subadviser  are not prohibited  from engaging in any other business  activity or from  rendering  services  to any other  person,  or from  serving as  partners, officers,  directors  or  trustees of any other firm or trust,  including  other investment  advisory  companies  (subject to the provisions of the Restructuring
Agreement)  provided it is permitted by  applicable  law and does not  adversely affect the Company or the Fund.

XI.      Term.

     This Agreement shall become  effective on January 1, 2005, and shall remain in full force and effect from year to year until  December 31, 2008 (the "Stated
Termination  Date"),  provided that this  Agreement is approved by the Board and its  continuation  is approved at least  annually in the manner  required  under
Section XII,  subject to the  provisions of Section XIII.  Beginning on December
31, 2008,  and on each  anniversary  thereof (each such  subsequent  anniversary after December 31, 2008, is referred to as a "Renewal  Extension  Anniversary"), this  Agreement  shall be extended by the Adviser for an additional  term of one year  from  December  31,  2008,  or from  the  latest  such  Renewal  Extension
Anniversary, as appropriate,  unless this Agreement is terminated or not renewed by the Board,  or unless the Adviser shall have provided the Subadviser with two year's  advance  written  notice  of the  termination  or  non-renewal  of  this
Agreement  prior to  December  31,  2008,  or prior  to such  Renewal  Extension
Anniversary.

XII.     Renewal.

     This  Agreement  shall  continue in full force and effect from year to year during  the term set forth in  Section  XI,  provided  that its  continuance  is specifically approved:

     A. at least  annually  (1) by the Board or by the vote of a majority of the
Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940
Act), and (2) by the affirmative  vote of a majority of the Trustees who are not parties to this  Agreement or  interested  persons of a party to this  Agreement
(other  than as a Trustee  of the  Fund),  by votes  cast in person at a meeting specifically called for such purpose; or

     B. by such method  required by applicable  law, rule or regulation  then in effect.

XIII.    Termination.

     A.  Termination  by the Company.  This  Agreement  may be terminated at any time,  without the payment of any penalty,  by vote of the Board or by vote of a majority  of the  Fund's  outstanding  voting  securities,  on sixty  (60) days'
written  notice.  The  notice  provided  for  herein  may be waived by the party required to be notified.

     B. Assignment. This Agreement shall automatically terminate in the event of its "assignment",  as defined in Section 2 (a) (4) of the 1940 Act. In the event of an  assignment  that  occurs  solely  due to the  change  in  control  of the
Subadviser  (provided  that no  condition  exists  that  permits,  or,  upon the consummation of the assignment,  will permit,  the termination of this Agreement by the  Adviser  pursuant  to  Section  XIII.D.  hereof),  the  Adviser  and the
Subadviser,  at the sole expense of the Subadviser,  shall use their  reasonable best efforts to obtain shareholder approval of a successor Subadvisory Agreement on substantially the same terms as contained in this Agreement.

     C.  Payment  of  Fees  After  Termination.  If the  Adviser  or  the  Board
terminates  this Agreement  prior to December 31, 2008 (the "Stated  Termination
Date") for any reason  other  than those set forth in  Paragraph  XIII.D of this
Agreement,  the Adviser will continue, until the Stated Termination Date, to pay the Subadviser amounts equal to the subadvisory fees that would otherwise be due under  this  Agreement,  based  upon the net  assets of the Fund at the close of business on the termination date; provided, however, that if the rate of the fee to be paid to the Subadviser is determined as provided in subsection  (VIII.A.2)
hereof and would result in an effective fee rate to the Adviser of 0.20% or less of average  annual net assets of the Fund after the  payment of the  subadvisory fees to the  Subadviser,  then the Adviser may terminate this Agreement  without penalty and without  obligation to make any further  payments to the Subadviser, other  than  amounts  earned,  due and  owing at such  time.  If the  Subadviser terminates  this  Agreement  prior to the Stated  Termination  Date, the Adviser shall not owe any further amounts to the Subadviser. If (A) the Adviser provides two-years'  prior notice of non-renewal or termination  after December 31, 2006, the Subadvisory  Agreement shall terminate on the second anniversary of the date of such notice from the Adviser;  and (B) if the Board terminates this Agreement after December 31, 2008,  this Agreement shall terminate in accordance with such action,  but in case of  either  (A) or (B)  subject  to any  obligation  of the
Adviser under the paragraph below to a make "Post-Termination Period Payment" to the Subadviser.

     If (A) the Board  terminates  this  Agreement  after December 31, 2008, and prior to a Renewal  Extension  Anniversary (as defined  below),  or if (B) after
December 31, 2008, the Adviser terminates this Agreement for a reason other than those set forth in Paragraph  XIII.D.  hereof  without  having given  two-years'
prior notice to the  Subadviser,  or if (C) after December 31, 2006, the Adviser gives the Subadviser two-years' notice of the non-renewal or termination of this
Agreement  and some or all of that two-year  notice period falls after  December
31,  2008 (the  date of the  termination  of this  Agreement  under  the  events described  in  (A),  (B)  and (C)  being  referred  to  herein  as a  "Post-2008
Termination Event"),  then the two-year period after such Post-2008  Termination
Event by the Board in (A), the two-year  period after the Adviser's  termination of this  Agreement in (B), and the portion of the  two-year  notice  period that falls  after  December  31,  2008  in  (C)  shall  each  be  referred  to  as  a
"Post-Termination  Period." The Adviser shall pay the  Subadviser a fee during a
"Post-Termination Period" in an amount equal to 30% of the advisory fee that the
Adviser would expect to earn during the  Post-Termination  Period on the average annual  net  assets  of  the  Fund,  measured  at the  date  of  such  Post-2008
Termination  Event,  under the fee  rates in the  then-effective  Balanced  Fund
Advisory Agreement (the "Post-Termination Period Payment"). The Post-Termination
Period  Payment shall be made in a lump sum within 20 days after the  applicable
Post-2008 Termination Event.

     Notwithstanding anything to the contrary, if the Subadviser terminates this
Agreement or if this  Agreement is terminated by operation of law, due solely to an act or omission by the Subadviser or its respective subsidiaries,  directors, officers,  employees or agents (other than by reason of an  "assignment" of this
Agreement),  then the Adviser shall not be liable for any further payments under this Agreement,  provided,  however, that if at any time prior to the end of the term of the  Restructuring  Agreement  any event that would have  permitted  the termination  of this  Agreement  by the Adviser  pursuant to Section  XIII.D.(3)
hereof occurs,  the Adviser shall be under no further obligation to pay any fees to the Subadviser.

     D.  Termination  by the Adviser.  The Adviser may terminate  this Agreement without penalty and without the payment of any fee or penalty, immediately after giving written notice, upon the occurrence of any of the following events:

     1. The investment performance of the Fund's Class A shares, compared to the appropriate universe of Class A shares (or their equivalent) used by the Fund to compare its performance as set forth in Schedule  XIII.D.1,  ranks in the bottom quartile for two  consecutive  calendar years and the Fund's Class A shares have earned a Morningstar  Three-year rating of less than three (3) stars at the time of such termination; or

     2.  Any  of  the  Subadviser,  its  subsidiaries,   affiliates,  directors,
officers,  employees  or agents  engages in an action or omits to take an action that would cause the Subadviser to be  disqualified  in any manner under Section
9(a) of the 1940 Act if the SEC were  not to  grant  an  exemptive  order  under
Section  9(c)  thereof or that  would  constitute  grounds  for the SEC to deny, revoke or suspend the  registration  of the Subadviser as an investment  adviser with the SEC;

     3.  Any  of  the  Subadviser,  its  subsidiaries,   affiliates,  directors,
officers,  employees or agents causes a material  violation of the Restructuring
Agreement; or

     4. The Subadviser breaches the representations  contained in Paragraph III.
A. 4. i. of this  Agreement or any other material  provision of this  Agreement, and any such breach is not cured within a reasonable period of time after notice thereof  from  the  Adviser  to the  Subadviser.  However,  consistent  with its fiduciary  obligations,  for a period of 60 days the Adviser will not  terminate this  Agreement  solely  because  the  Subadviser  has  failed to  designate  an acceptable  permanent  replacement to a Portfolio  Manager whose services are no longer  available to the Subadviser due to  circumstances  beyond the reasonable control of the Subadviser, provided that the Subadviser uses its reasonable best efforts to promptly obtain the services of Portfolio  Manager  acceptable to the
Adviser and further  provided  that the  Adviser has not  unreasonably  withheld approval of such replacement Portfolio Manager.

     E.  Transactions in Progress upon  Termination.  The Adviser and Subadviser will cooperate with each other to ensure that portfolio or other transactions in progress at the date of termination of this Agreement  shall be completed by the
Adviser in accordance with the terms of such  transactions,  and to this end the
Subadviser  shall  provide  the  Adviser  with  all  necessary  information  and documentation to secure the implementation thereof.

XIV.     Non-Solicitation.

     During the term of this  Agreement,  the Adviser (and its affiliates  under its control) shall not solicit or knowingly  assist in the  solicitation  of any
Portfolio  Manager  of the Fund or any  portfolio  assistant  of the  Fund  then employed  by the  Subadviser,  provided,  however,  that  the  Adviser  (or  its affiliates)  may solicit or hire any such  individual who (A) the Subadviser (or its  affiliates)  has  terminated or (B) has  voluntarily  terminated his or her employment  with the Subadviser (or its  affiliates)  without  inducement of the
Adviser  (or  its  affiliates  under  its  control)  prior  to the  time of such
solicitation.   Advertising  in  general  circulation   newspapers  or  industry
newsletters by the Adviser shall not constitute  "inducement" by the Adviser (or its affiliates under its control).

XV.      Liability of the Subadviser.

     In the absence of willful  misfeasance,  bad faith,  negligence or reckless disregard of  obligations  or duties  hereunder on the part of the Subadviser or any of its officers, directors or employees, the Subadviser shall not be subject to  liability  to the  Adviser  for any act or  omission  in the  course  of, or connected  with,  rendering  services  hereunder  or for any losses  that may be sustained in the purchase, holding or sale of any security;  provided,  however, that the  foregoing  shall not be  construed  to relieve the  Subadviser  of any liability  it  may  have  arising  under  the  Restructuring  Agreement  or  the
Acquisition  Agreement dated August 17, 1995, among the Subadviser,  the Adviser and certain affiliates of the Subadviser.

XVI.     Notices.

     Any notice or other  communication  required or that may be given hereunder shall be in  writing  and shall be  delivered  personally,  telecopied,  sent by certified,  registered  or express  mail,  postage  prepaid or sent by  national next-day delivery service and shall be deemed given when so delivered personally or  telecopied,  or if  mailed,  two days  after the date of  mailing,  or if by next-day delivery service,  on the business day following  delivery thereto,  as follows or to such other location as any party notifies any other party:

A.       if to the Adviser, to:

                  OppenheimerFunds, Inc.
                  Two World Financial Center
                  225 Liberty Street
                  New York, New York  10281-1008
                  Attention:        Robert G. Zack
                                    Executive Vice President and General Counsel
                  Telecopier:       212-323-4070

B.       if to the Subadviser, to:

                  Oppenheimer Capital LLC
                  1345 Avenue of the Americas
                  New York, New York  10105-4800
                  Attention:        Francis C. Poli
                                    Secretary
                  Telecopier:       212-739-3948

XVII.    Questions of Interpretation.

     This  Agreement  shall be  governed  by the  laws of the  State of New York applicable to agreements  made and to be performed  entirely within the State of
New York  (without  regard to any  conflicts  of law  principles  thereof).  Any question of  interpretation  of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act and to  interpretations  thereof,  if any,  by the United  States  Courts or, in the absence of any controlling decision of any such court, by rules,  regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule,  regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

XVIII.    Form ADV - Delivery.

     The Adviser hereby  acknowledges that it has received from the Subadviser a copy of the Subadviser's Form ADV, Part II as currently filed, at least 48 hours prior to entering into this  Agreement and that it has read and  understood  the disclosures set forth in the Subadviser's Form ADV, Part II.

XIX.     Miscellaneous.

     The captions in this  Agreement are included for  convenience  of reference only and in no way  define or limit any of the  provisions  hereof or  otherwise affect their construction or effect. If any provision of this Agreement shall be held or made  invalid  by a court  decision,  statute,  rule or  otherwise,  the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding  upon and shall inure to the benefit of the parties  hereto and their respective successors.

XX.      Counterparts.

     This  agreement  may be  executed  in  counterparts,  each of  which  shall constitute an original and both of which,  collectively,  shall  constitute  one agreement.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed in duplicate by their respective officers as of the 1st day of January,
2005.

         OppenheimerFunds, Inc.

         By:______________________________

         Oppenheimer Capital LLC

         By:_____________________________

SCHEDULE XIII.D.1

     The  universe of funds to which Class A shares of the Fund will be compared to so that it can be determined in which  quartile the  performance  ranks shall consist of those funds with the same Lipper  investment  objective being offered as the only  class of shares of such  fund or, in the case  where  there is more than one  class of  shares  being  offered,  with a  front-end  load  (typically referred to as Class A shares). The present Lipper investment objective category for the Fund is "Balanced."